Exhibit 10.1
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARES AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES

This Restricted Shares Award Agreement, including all Exhibits hereto (the “Agreement”), is made between EnPro Industries, Inc., a North Carolina corporation (the “Company”), and you, an employee of the Company or one of its subsidiaries.
The Company sponsors the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Plan”). A prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).
In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:
1.	Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the number of shares of Common Stock shown above (the “Shares”).

2.	You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

3.	The Shares shall are issued pursuant to this Agreement and the restrictions thereon shall lapse on the date(s) shown on the enclosed Exhibit B. Until the restrictions lapse, the Shares shall be held by the Company as custodian pursuant to the terms of this Agreement. While the Shares are so held by the Company, you shall not have the right to sell or otherwise dispose of the Shares or any interest therein.

4.	Prior to the restrictions lapsing, you shall have the right to receive dividends on the Shares and to vote the Shares.

5.	You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the release of any Shares pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold the Company harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.

6.	By executing and returning the Beneficiary Designation Form attached as Exhibit C, you may designate a beneficiary to receive any Shares awarded hereunder in the event of your death while in service with the Company. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

7.	You acknowledge and agree that upon your termination of employment with the Company and its subsidiaries resulting in the forfeiture of any restricted Shares in accordance with paragraph 3 and Exhibit B of this Agreement or otherwise in accordance with the Plan, (i) your right to receive cash dividends on, and all other rights, title or interest in, to or with respect to, restricted Shares shall automatically, without further act, terminate and (ii) the restricted Shares shall be forfeited and surrendered to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the Shares to be so surrendered to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

8.	The existence of this award shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.	Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

10.	Regardless of any action the Company or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award, including the grant and vesting of the Shares, the subsequent sale of Shares following vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Shares to reduce or eliminate your liability for Tax-Related Items.

In the event the Company determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Shares to make arrangements satisfactory to the Company and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the vesting and delivery of the Shares. In addition, you authorize the Company and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares following vesting; and at the time of vesting, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to deliver Shares upon vesting if you fail to comply with any withholding obligation.

11.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and the Company regarding the Shares. Any prior agreements, commitments or negotiations concerning the Shares are superseded. Subject to the terms of the Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

ENPRO INDUSTRIES, INC.		EMPLOYEE

By:

Name:

Title:

EXHIBIT A
PROSPECTUS
3,600,000 SHARES
ENPRO INDUSTRIES, INC.
COMMON STOCK

2002 EQUITY COMPENSATION PLAN
(2005 AMENDMENT AND RESTATEMENT)

     This Prospectus relates to the offer and sale of up to 3,600,000 shares of our common stock to eligible employees under the 2002 Equity Compensation Plan (2005 Amendment and Restatement) (the “Plan”). The Plan was approved by our Board of Directors at its February 2005 meeting and by our shareholders at the May 10, 2005 annual meeting. The Plan terminates on May 22, 2012, unless terminated earlier by our Board of Directors.
     The purpose of the Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and “Outside Directors” to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of our company.
     The Plan is generally administered by the Compensation and Human Resources Committee of our Board (the “Committee”). See “Administration” below. The Plan is not a qualified pension, profit-sharing or stock bonus plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, in our view, the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
     For additional information concerning awards made under the Plan, please contact Steve Spradling at 704-731-1516.
          This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The date of this Prospectus is February 15, 2008.

SUMMARY OF PLAN
     The following summary of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan, a copy of which may be obtained upon request.
Eligibility
     Salaried, full-time employees of us or of our subsidiaries may participate in the Plan. The Committee, in its discretion, will select the award recipients and the nature and amount of any awards. The Committee may delegate to our CEO and other senior officers authority to make such award determinations within certain limits.
     In addition, members of our Board of Directors and any of our subsidiary corporations of which we own more than 50% of the voting stock, excluding directors who are employees or former employees of us or our subsidiaries within five years after their termination of employment (“Outside Directors”) are eligible to receive awards of phantom shares as described below.
Number of Shares
     There are 3,600,000 shares of our common stock available for issuance under the Plan. If an award made under the Plan terminates, expires, lapses or is canceled, the shares covered by that award remain available for issuance under the Plan. Likewise, shares used to pay any option exercise price or to satisfy a tax withholding obligation remain available for issuance under the Plan. Shares of our common stock issued pursuant to the Plan may be original issue shares or treasury shares.
Awards to Eligible Employees
     Pursuant to the Plan, the Committee may award eligible employees incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), performance shares, restricted stock shares and other awards. Each award will be evidenced by an award document setting forth the terms and provisions applicable to the award.
     Stock Options and Stock Appreciation Rights. The Plan provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of shares of our common stock at the close of business on the grant date. The Plan also provides for the grant of SARs, which entitle holders upon exercise to receive shares of our common stock with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the grant date.
     In making an option award, the Committee determines whether the award will be either an ISO or NQSO. The Committee also establishes all of the other terms and conditions of each option award and of any SAR at the time of grant, including any vesting requirements.
     The applicable award document will specify the term of the option or SARs (although ISOs may not have a term exceeding 7 years from the date of grant), the extent to which options and SARs may be exercised during their respective terms, including in the event of your death, disability or termination of employment. You may pay the option exercise price either in cash or by tendering shares of our common stock with a fair market value at the date of the exercise equal to the portion of the exercise price which you do not pay in cash. In addition, the Committee may from time to time allow cashless exercises by any means which it determines to be consistent with the Plan’s purposes and applicable law.

     You will have no rights as a shareholder until you become the holder of record of shares of our common stock issued upon exercise of such stock options.
     Performance Shares. The Committee may make awards of performance shares (which may be actual shares of our common stock or phantom shares) subject to conditions established by the Committee that may include attainment of specific performance objectives. Performance share awards may include the awarding of additional shares upon attainment of the specified performance objectives.
     Restricted Shares. A restricted share is an actual share of our common stock issued in your name that is subject to certain vesting requirements and which we hold until the applicable vesting date, at which time the share is released to you. The Committee establishes all of the terms and conditions of each award at the time of grant, including any vesting requirements, which are set forth in an award document. Restricted share awards that vest based on continued employment generally have a minimum three year vesting period. Prior to vesting, you may vote and receive cash dividends with respect to restricted shares as specified in your award document.
     Other Awards. The Committee may make other awards under the Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of our common stock. The Committee may provide that such awards to be paid in cash, in shares, or in a combination of both cash and shares, under such terms and conditions as the Committee may establish, which are set forth in an award document.
Awards of Phantom Shares to Outside Directors
     Pursuant to the Plan, each Outside Director receives an annual grant of phantom shares on each “Grant Date” (as defined below) equal in value to $25,000 (based on the fair market value of the our common stock as of the date immediately preceding the applicable Grant Date). Such grants take place at the first meeting of the Board of Directors each year or, if earlier, the date in each year when stock options or performance share awards are granted to eligible employees (the “Grant Date”). Each Outside Director receives annual grants commencing in the year following the Outside Director’s election to the Board and continuing through the Outside Director’s tenth year of service as a Director. For Outside Directors first elected to the Board of Directors following the effective date of the Plan, the Outside Director also receives upon initial election to the Board of Directors a one-time grant of phantom shares equal in value to $30,000 (based on the fair market value of the our common stock as of such date of initial election to the Board of Directors).
     The terms and provisions of the phantom shares are as follows:
     Vesting. Phantom shares granted to Outside Directors are fully vested at grant.
     Dividend Equivalents. Dividend equivalents accrue on all phantom shares granted to Outside Directors. Upon the payment date of each dividend declared on the our common stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the common stock. Dividend equivalents are vested at the time the dividend is paid.
     Payment. Upon termination of service of an Outside Director as a member of the Board of Directors (the “termination date”), we will pay to the Outside Director all phantom shares credited to the Outside Director on the termination date in the form of one share of our common stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of our common stock on the applicable date. The shares of common stock are paid and delivered as soon as administratively practicable after the termination date.

Award Limits
     The following limits apply to awards made under the Plan:
•	In no event may any individual receive awards under the Plan for a given calendar year covering in excess of 500,000 shares of our common stock.

•	We will not grant ISOs covering in the aggregate more than 1,000,000 shares of our common stock during the term of the Plan.

•	We will not issue more than 1,000,000 shares of our common stock is respect of performance share awards or other equity-based awards.

•	We will not issue more than 150,000 shares of our common stock is respect of restricted share awards.
Transferability of Awards
     You may not transfer any award granted under this Plan other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.
Withholding for Payment of Taxes
     The Committee will have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of our common stock or other amounts which would otherwise be payable under this Plan.
Changes in Capitalization and Similar Changes
     In the event of any change in the outstanding shares of our common stock by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the Plan, and the terms, types of shares and number of shares of any outstanding awards under the Plan may be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for both you and us.
Change in Control
     The Plan provides that, in the event of a change in control of our company (as defined in the Plan), all options and SARs will be fully exercisable as of the date of the change in control and will remain exercisable for a period of two years thereafter (not to exceed the original award term). The Committee may also take actions with respect to outstanding awards of performance shares or restricted shares or other awards.
Amendment and Termination of Plan
     Our Board of Directors has the power to amend, modify or terminate the Plan on a prospective basis, provided that the Board of Directors may condition any amendment to the Plan on shareholder approval if it deems shareholder approval to be necessary or appropriate.

Administration
     The Plan is administered by the Committee. Under the Plan, the Committee has the authority to (i) select the employees to receive awards from time to time, (ii) make awards in such amounts as it determines, (iii) impose limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establish performance targets and allocation formulas for awards of performance shares, restricted shares or other awards intended to be “qualified performance-based compensation” under Code Section 162(m), (v) certify the attainment of performance goals, if applicable, as required by Code Section 162(m), (vi) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (vii) correct any defect or omission or reconcile any inconsistency in the Plan or any award granted thereunder and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may delegate its authority under the Plan to the extent permitted by applicable law. All determinations and decisions made by the Committee pursuant to the Plan will be final, conclusive and binding.
Code Section 162(m)
     Because stock options and SARs granted under the Plan must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of stock options and SARs should be treated as “qualified performance-based compensation” for Code Section 162(m) purposes.
     In addition, the Plan authorizes the Committee to make awards of performance shares, restricted shares and other awards that are conditioned on the satisfaction of certain performance criteria. For awards intended to result in “qualified performance-based compensation,” the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: (i) net income, (ii) pretax income, (iii) consolidated operating income, (iv) segment operating income, (v) return on equity, (vi) operating income return on net capital employed, (vii) return on assets, (viii) cash flow (with or without regard to asbestos), (ix) working capital, (x) share appreciation, (xi) total shareholder return, (xii) total business return (calculated utilizing earnings before interest, taxes, depreciation and amortization and cash flow) and (xiii) earnings per share of common stock. The Committee will state the performance conditions in the form of an objective, nondiscretionary formula and will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward the permissible amount of any such award, even if the performance objective is achieved.
     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     This section contains only a general discussion of the potential United States federal income tax consequences to you under the Plan. State or local tax rules, and tax rules applicable in jurisdictions outside the United Sates, are not discussed. The federal income tax consequences relating to the Plan are complex. You should consult with your personal tax advisor regarding such consequences.
     Incentive Stock Options. ISOs granted under the Plan are subject to the applicable provisions of the Code, including Code Section 422. If shares of our common stock are issued to you upon the exercise of an ISO, and if you make no “disqualifying disposition” of such shares within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) you will recognize no income at the time of the grant of the ISO, (ii) you will recognize no income, for regular income tax purposes, at the date of exercise, (iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to you, for regular income tax purposes, as a capital gain and any loss sustained will be a capital loss, and (iv) we will not be allowed to take any deduction for federal income tax purposes. The applicable capital gain tax rate will depend on how long the shares were held and on your income tax bracket. If you make a “disqualifying disposition” of such shares, you will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the “bargain purchase element”) and we will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (for which we will not be entitled a federal income tax deduction). Upon exercise of an ISO, you may be subject to alternative minimum tax.
     Nonqualified Stock Options. With respect to NQSOs granted under the Plan, (i) you will recognize no income at the time the NQSO is granted, (ii) at exercise, you will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we will receive a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as a capital gain or loss, in which case the applicable capital gain tax rate will depend on how long you held the shares and on your income tax bracket.
     Stock Appreciation Rights. SARs granted under the Plan are taxed much like NQSOs: (i) you will recognize no income at the time the SAR is granted, (ii) at exercise, you will recognize ordinary income in an amount equal to the numbers of shares in respect of which the SAR is exercised multiplied by the difference between the fair market value of the shares on the date of exercise and the fair market value of the shares on the date of grant, and we will receive a tax deduction for the same amount, and (iii) on disposition of shares acquired upon exercise of the SAR, appreciation or depreciation after the date of exercise is treated as a capital gain or loss, in which case the applicable capital gain tax rate will depend on how long you held the shares and on your income tax bracket.
     Performance Shares. Generally, you are not taxed on performance shares until the date on which you become entitled to a payout of the earned performance shares. On the date you become entitled to receive the earned shares following completion of a performance cycle, the fair market value of the shares at that time is considered to be ordinary income and you will be taxed on that amount. If you hold the shares and later sell them, any appreciation over the market value of the shares when you received them at the end of the performance cycle will be taxed based on capital gains tax rules. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.
     Restricted Shares. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, you will have ordinary income in an amount equal to the fair market value of the shares at that time. However, if you make an election under Code Section 83(b) within 30 days of the date of the grant, you will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares as if the shares were unrestricted and could be sold immediately. If you forfeit the shares subject to such election, you will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether you have long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if you timely elect to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.
     Phantom Shares for Outside Directors. Generally, you will have ordinary compensation income upon payment of the phantom shares in an amount equal to the fair market value of the shares of common stock delivered (plus cash for any fractional phantom shares). As an Outside Director, this will be self-employment income subject to self-employment taxes. The holding period to determine whether you have long-term or short-term capital gain or loss for a subsequent sale of the shares of common stock received in payment of the phantom shares begins when the shares are delivered, and the tax basis in the shares will be equal to the fair market value of the shares on the payment date. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.
     RESTRICTIONS ON RESALE
     If you are one of our “affiliates” as defined in Rule 405 under the Securities Act, resales of shares of our common stock that you acquire under awards under the Plan will be subject to the volume, manner of sale and reporting requirements of Rule 144 under the Securities Act unless we register your shares under the Securities Act for resale pursuant to a separate prospectus. If you have been designated as one of our reporting officers for purposes of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), resales of shares of our common stock that you acquire under awards pursuant to the Plan may be “matched” with nonexempt purchases of our common stock within the previous or following six months for purposes of the “short-swing profits” recovery provisions of Section 16(b). Further, in no event may you sell shares of our common stock, whether acquired pursuant to the Plan or otherwise, if you are in possession of material information regarding our company that has not been publicly disclosed.
     You are advised to consult with counsel regarding your status as an affiliate and as a Section 16(b) reporting officer and the application of other federal and state securities laws to resales of shares of our common stock that you acquire pursuant to the Plan.
     ADDITIONAL INFORMATION
     We have filed a registration statement with respect to the shares of our common stock offered under the Plan with the Securities and Exchange Commission under the Securities Act. This registration statement incorporates by reference certain documents including our most recent Annual Report on Form 10-K and all subsequent reports on Form 10-K, Form 10-Q and Form 8-K, our proxy statements, and a description of our common stock filed under the Exchange Act, which documents are also incorporated by reference in this Prospectus.
     We will promptly furnish, without charge, on your request, a copy of any of the documents incorporated by reference in the registration statement and in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents), as well as our most recent Annual Report to Shareholders, if any, and any and all documents supplementing or updating the information contained in this Prospectus (including Plan information previously delivered, if requested). Such requests should be addressed to: EnPro Industries, Inc., 5605, Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209-4674, Attn: Norma Wheeler.

Exhibit B
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARES AWARD AGREEMENT
Restrictions on Shares
     (a) Restrictions on Transfer. Prior to the date(s) specified in paragraph (b) below, you may not sell, transfer, pledge, grant a security interest in or otherwise encumber the Shares.
     (b) Lapse of Restrictions. Subject to the provisions of paragraphs (c) and (d) below, the restrictions on one-third of the Shares shall lapse on                    , the restrictions on another one-third shall lapse on                     , and the restrictions on the remaining one-third shall lapse on                     if you remain employed with the Company and its subsidiaries through such dates.
     (c) Termination of Employment. If your employment with the Company and its subsidiaries terminates prior to                     , then any Shares that have not already become unrestricted shares shall be forfeited as of the date of termination and surrendered to the Company; provided, however, that all restrictions shall lapse immediately in the event of: (i) your death, (ii) your becoming totally disabled under the Company’s Long-Term Disability Plan or (iii) your retirement under the Company’s Salaried Retirement Plan.
     (d) Change of Control. All restrictions shall lapse immediately in connection with a Change of Control (as such term is defined in the Plan).

Exhibit C
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARES AWARD AGREEMENT
Beneficiary Designation Form
Please complete this form only if you haven’t already designated a beneficiary for your Shares granted under the Plan or if you wish to change your current beneficiary designation. Completed forms should be returned to                      at                     .
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With respect to the above described award of Shares under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Plan”), I hereby designate the following person or entity as my beneficiary with respect to any delivery of Shares in the event of my death.
If my beneficiary named below predeceases me, any such payment will be made to my estate.

Name and Address		Relationship
of Beneficiary	Social Security #	to Participant

I understand that I may change this designation at any time by executing a new form and delivering it to the Human Resources Department. This designation supersedes any prior beneficiary designation made by me under the Plan with respect to the Shares.

Employee’s Name (Please print)
Witness:
Signature of Employee

Date:

Received by the Human Resources Department this                     day of                     ,                     .

By: